UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

TOWER FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2012, Tower Financial Corporation executed a new Employment Contract with Michael D. Cahill to serve as its Chief Executive Officer.  The new Employment Contract is effective on April 1, 2013 and will replace Mr. Cahill’s current Employment Contract which expires on March 31, 2013.  Mr. Cahill’s base salary will be $258,500 and he will also be eligible for additional compensation by way of salary, bonus, stock compensation, fringe benefits, expense reimbursements for necessary business expenses incurred in connection to his employment, or otherwise as deemed appropriate.  The term of the Agreement is two years commencing on the effective date of April 1, 2013 and terminating on March 31, 2015.  The term of the agreement will automatically renew for successive terms of equal duration, unless either party provides the other written notice of its intent not to renew for  a successive term at least sixty (60) days prior to the last day of the then current term.

A copy of the Agreement is attached hereto as Exhibit 10.30

On December 4, 2012, Tower Financial Corporation executed a new Employment Contract with Richard R. Sawyer to serve as its Chief Financial Officer.  The new Employment Contract is effective on April 1, 2013 and will replace Mr. Sawyer’s current Employment Contract which expires on March 31, 2013.  Mr. Sawyer’s base salary will be $155,000 and he will also be eligible for additional compensation by way of salary, bonus, stock compensation, fringe benefits, expense reimbursements for necessary business expenses incurred in connection to his employment, or otherwise as deemed appropriate.  The term of the Agreement is two years commencing on the effective date of April 1, 2013 and terminating on March 31, 2015.  The term of the agreement will automatically renew for successive terms of equal duration, unless either party provides the other written notice of its intent not to renew for  a successive term at least sixty (60) days prior to the last day of the then current term.

A copy of the Agreement is attached hereto as Exhibit 10.31

Item 9.01  Financial Statements and Exhibits.

(d)	10.30 Employment Agreement – Michael D. Cahill
(e)	10.31 Employment Agreement – Richard R. Sawyer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 5, 2012
TOWER FINANCIAL CORPORATION

By:	/s/ Richard R. Sawyer
Richard R. Sawyer, Chief Financial Officer and Secretary Tower Financial Corporation